Exhibit 99.1

January 10, 2012

Helmerich & Payne, Inc. Announces Death of Chairman Walter H. Helmerich, III

Walter H. Helmerich, III, businessman, civic leader and philanthropist, passed away peacefully on January 10, 2012.  Born on January 12, 1923 in Tulsa to Walter H. Helmerich (co-founder of Helmerich & Payne, Inc.) and Cadijah Colcord (daughter of Charles Francis Colcord, a pioneer Oklahoma City oil producer and real estate developer).

Walt Helmerich is survived by his loving wife of 60 years, former actress Peggy Dow; his five sons: Rik Helmerich and wife Janell, Zak Helmerich, Matthew Helmerich, Hans Helmerich and wife Lea, and Jono Helmerich and wife Jenny; 12 grandchildren: Jordan Helmerich and wife Jade, Erika Massey and husband Aaron; Zak Helmerich, Ana Helmerich, Isaac Helmerich, Shelby Rice and husband Dan, Max Helmerich, Sunday Helmerich, Hailey Helmerich, Stacey Helmerich, Audrey Helmerich and David Helmerich; one great-grandson: Henry James Massey.  Preceding him in death are his parents and a sister, Cadijah Patterson.

Helmerich received a BA from The University of Oklahoma in 1948 and an MBA from Harvard University in 1950.  He joined Helmerich & Payne, Inc. in 1950 and became President in 1960.  He led the Company until 1989, when his son, Hans, was named CEO.  He retained the role of Chairman and served in that position for the last 22 years.  Now in its 92nd year, the Company is the largest active provider of land drilling rigs in the U.S.

Helmerich’s other business and corporate affiliations include Director Emeritus of Atwood Oceanics, Inc., The Northwestern Mutual Life Insurance Company, Bank One, Oklahoma, N.A., Caterpillar Inc., Combustion Engineering, Inc. and Whitman Corporation.

Helmerich was Chairman of the Tulsa Park and Recreation Board for 17 years and served on various civic and charitable organizations.

Helmerich was the sole trustee of The Helmerich Foundation, which was created in 1965.  Over the ensuing decades, Helmerich’s legacy of giving supported numerous civic, cultural, health and educational organizations primarily in the Tulsa area.  His philosophy was always a simple one:  “If you are fortunate to be in a position where you can give, that’s a blessing.”

Services will be held this Friday at 2 p.m. at Boston Avenue United Methodist Church.  In lieu of flowers, please donate to Park Friends, Inc. or the charity of your choice.

Contact:  roberta.montgomery@hpinc.com

###